Exhibit 99.1

ReynoldsAmerican

Reynolds American Inc. P.O. Box 2990 Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2004-03
	Carole Biermann Wehn	Seth Moskowitz
	(336) 741-5182	(336) 741-7698

Reynolds American Reports Strong Second Quarter Results for RJR

WINSTON-SALEM, N.C. – Aug. 2, 2004 – Reynolds American Inc. (NYSE: RAI) today reported strong second-quarter financial results for R.J. Reynolds Tobacco Holdings, Inc. (RJR), a publicly traded company until July 30, and now a wholly owned subsidiary of RAI.

Reynolds American was established as a publicly traded holding company following a combination of the nation’s No. 2 and No. 3 cigarette manufacturers, R.J. Reynolds Tobacco Company (RJRT) and the U.S. business of Brown & Williamson Tobacco Corp. (B&W).

RJR’s solid second-quarter performance reflects continued improvements resulting from fundamental changes in the company’s strategies and cost structure announced in September 2003.

GAAP RJR Second Quarter and First Half 2004 Results – Highlights

	(dollars in millions, except per-share amounts)
	Second Quarter			First Half
			%			%
	2004[1]	2003[2]	Change	2004[1]	2003[2]	Change
Net sales	$1,352	$1,431	-5.5%	$2,570	$2,649	-3.0%
Operating income	$266	$140	90.0%	$487	$275	77.1%
Net income	$151	$70	115.7%	$273	$141	93.6%
Net income per diluted share	$1.77	$0.83	113.3%	$3.20	$1.67	91.6%

1.	2004 operating results include the net benefit of first- and second-quarter adjustments to previously recorded restructuring charges of $9 million in each quarter, and a $33 million first-quarter charge related to the settlement of the tobacco growers’ lawsuit.

2.	Second-quarter and first-half 2003 reported results include a restructuring charge of $55 million ($34 million after tax), as well as a $54 million benefit ($33 million after tax) from a change in RJR Tobacco’s returned-goods policy.

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Balance Sheet Highlights (as of June 30, 2004)

•	Cash and short-term investments:	$1.2 billion
•	Debt:	$1.6 billion
•	Equity:	$3.2 billion
•	Dividend:	$0.95 per share quarterly; $3.80 per share annualized

Discussion of Second Quarter and First Half 2004 Results

“Our second-quarter results demonstrate our success over the past year in strengthening our business and positioning the company for future growth,” said Andrew J. Schindler, executive chairman of Reynolds American. “We’ve made significant progress with our marketplace strategy, streamlining our cost structure, improving profitability, and planning an efficient and effective integration of B&W and RJRT.

“We are meeting all of our major restructuring milestones, and are well on our way to achieving our goal of $1 billion in cost savings by the end of 2005,” Schindler said. “In addition, we are confident that we will achieve $550 million to $600 million in merger-related synergies within approximately two years.”

Second Quarter Financial Results

RJR’s second-quarter net sales were $1.4 billion, a 5.5 percent decrease as the effects of lower volume were partially offset by an improved full-price to savings-brand mix. Also, RJR’s second-quarter 2003 results benefited from the $54 million favorable impact of a change in RJRT’s returned-goods policy.

Operating income of $266 million was up 90.0 percent from the prior-year quarter primarily as a result of cost-savings initiatives. In addition, operating income reflects an improved full-price mix and lower restructuring charges. Second-quarter 2004 operating results benefited from a net restructuring charge adjustment of $9 million. The company recorded a $55 million restructuring charge in the second quarter of 2003.

Second-quarter net income was $151 million, up $81 million, or 115.7 percent, from the year-ago quarter due to the factors discussed above. Earnings per diluted share were $1.77, compared with $0.83 in the second quarter of 2003.

Six Month Financial Results

For the first six months of 2004, net sales were $2.6 billion, down 3 percent compared with the first half of 2003. A volume decline and the 2003 returned-goods adjustment referenced above were partially offset by an improved full-price mix and lower marketplace spending.

First-half operating income was $487 million, up 77.1 percent from the year-ago period primarily due to cost-savings initiatives, an improved full-price mix and first-half net restructuring charge adjustments totaling $18 million.

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Net income of $273 million was up 93.6 percent from the first six months of 2003. Earnings per diluted share were $3.20, compared with $1.67 in the prior-year period.

Volume and Product Mix During Second Quarter

Shipment Volume

The following table summarizes second-quarter and first-half 2004 U.S. cigarette shipment volume for RJR’s operating companies, in billions of units:

	For the Three Months			For the Six Months
	Ended June 30			Ended June 30
			%			%
	2004	2003	Change[1]	2004	2003	Change[1]
RJR Tobacco volume	19.7	21.0	-6.0%	37.6	40.1	-6.2%
Full-price	12.9	13.0	-1.5%	24.5	24.4	0.2%
Savings	6.8	8.0	-13.6%	13.1	15.7	-16.2%
SFNTC volume[2]	0.3	0.3	7.1%	0.6	0.6	7.2%
Total domestic volume[3]	20.0	21.3	-5.9%	38.2	40.7	-6.0%

1.	Percentages are calculated from unrounded volume numbers.

2.	The 7.1% increase in SFNTC volume is based on actual volume of 320 million units in the second quarter of 2004 (599 million units for first-half 2004), compared with 299 million units during the second quarter of 2003 (559 million units for first-half 2003). This does not include international volume of 172 million units in the second quarter of 2004 (319 million units in first half) and 161 million units in the second quarter of 2003 (296 million units in first half).

3.	This does not include Puerto Rico cigarette volume of 253 million units in the second quarter of 2004 (533 million units for first-half 2004), compared with 250 million units during the second quarter of 2003 (545 million units in first half ).

RJRT Second Quarter Volume and Mix

Total RJRT volume was down 6.0 percent compared with the second quarter of 2003, driven by a 13.6 percent decline in savings volume. RJR Tobacco’s full-price volume was down slightly (1.5 percent) from the prior-year quarter. Camel, RJR Tobacco’s largest brand, posted a 9.8 percent increase in its filtered styles. RJR Tobacco’s second-quarter mix of full-price to savings brands was 65.2 percent, up 3 percentage points from 62.2 percent in the second quarter of 2003.

RJRT First Half Volume and Mix

RJRT’s total volume in the first half of 2004 was 6.2 percent lower than the first half of 2003, driven by a 16.2 percent decline in savings volume. Full-price volume for the first half was stable (up 0.2 percent).

RJR Tobacco’s two full-priced growth brands, Camel and Salem, performed well in the first half. Camel’s filtered styles gained 9.5 percent. Salem was down slightly (1.7 percent) compared with a particularly strong first-half 2003, during which the brand’s repositioning was launched. RJR Tobacco’s first-half full-price mix was 65.1 percent, up 4.2 percentage points from 60.9 percent in the prior-year period.

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Industry Volume and Mix

Based on information from Management Science Associates, Inc. (MSAi), total industry volume for the second quarter of 2004 was 102.3 billion units, down 1.3 percent from the year-ago quarter. First-half industry volume was 194.2 billion units, down 2.4 percent.

These numbers reflect a new methodology that MSAi has adopted to better estimate the size of deep-discount brands produced by smaller manufacturers. Consistent with RJR’s earlier estimates, the new MSAi data indicate that these savings brands currently represent just under 15 percent of total industry volume.

Based on these new volume estimates, the industry’s full-price to savings-brand mix was 69.7 percent for the second quarter and 69.6 percent for the first half of 2004. On a comparable basis, industry full-price mix was 68.6 for the second quarter and 68.2 for the first half of 2003.

Brand Performance

RJR Tobacco’s total share of U.S. cigarette sales in the second quarter was 21.58 percent, down 1.19 percentage points from the second quarter of 2003. The company’s first-half share was 21.56 percent, down 1.29 points from the prior-year period.

Camel and Salem, RJR Tobacco’s growth brands, both delivered share gains during the second quarter and the first half of 2004, compared with prior-year periods. Camel’s filtered styles’ strong second-quarter share of 6.26, a gain of 0.30 share points from the prior-year quarter, demonstrates the brand’s compelling equity and potential in the marketplace. Salem has grown 0.29 share points since the brand’s re-launch in early 2003, with a 2.58 share in the second quarter of 2004, a gain of 0.04 over the prior-year quarter.

Winston and Doral, which became limited-investment brands in September 2003, are both down from the year-ago quarter.

Santa Fe’s Natural American Spirit brand has performed well, posting volume and share gains for both the second quarter and the first half, compared with year-ago periods.

Reynolds American Outlook

“I am very optimistic about the future of Reynolds American Inc. and its operating companies,” said Susan Ivey, president and CEO of Reynolds American. “Our new company is financially and operationally stronger, our operating companies are well-positioned to compete effectively in the marketplace, and we have a great group of employees who are focused on performance and delivering results. I have every confidence that we will be in a position to provide an attractive return to our shareholders going forward.”

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Reynolds American’s chief financial officer, Dianne M. Neal, added: “Since the merger just closed on July 30, there is still considerable work to be done before we’re in a position to issue full-year Reynolds American guidance. We would, however, like to provide some preliminary information.

“First,” Neal said, “on a stand-alone basis, RJR would have generated $875-to-$925 million in operating income this year. This includes approximately $20 million of expense for the settlement of the tobacco growers’ lawsuit, net of restructuring-charge adjustments. The increase in earnings compared to RJR’s prior guidance reflects accelerated cost savings of $500-to-$550 million this year, bringing the 2003 and 2004 cumulative cost savings to $900-to-$950 million.”

In addition, Neal said:

•	Brown & Williamson’s and Lane’s operations for the remainder of the year will contribute operating income of $175 million to $200 million.

•	Merger-related synergies in 2004 should total $50 million to $100 million, with a projected total of $550 million to $600 million within approximately two years.

•	RAI expects to incur non-recurring cash costs associated with the merger of $250 million to $350 million in 2004. Some of these costs will impact RAI’s operating income. Total non-recurring cash costs are estimated at $700 million to $800 million through 2006.

“It will take us some time to work through the accounting treatment for the various components of the merger and adjust our projections associated with the timing, amount and financial-statement impact of synergies and non-recurring costs,” Neal said. “All of these elements will impact RAI’s 2004 operating income, earnings and cash flow. We expect to complete our analysis and provide RAI’s 2004 earnings guidance no later than mid-September.”

Conference Call Webcast Today

Reynolds American will webcast a conference call to discuss second-quarter financial results at 9:30 a.m. Eastern Daylight Time on Monday, Aug. 2. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for seven days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.

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Cautionary Information Regarding Forward-Looking Statements

Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RAI’s future performance and financial results include risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include the substantial and increasing regulation and taxation of the cigarette industry; various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes that are pending or may be instituted against RAI or its subsidiaries; the substantial payment obligations and limitations on the advertising and marketing of cigarettes under various litigation settlement agreements; the continuing decline in volume in the domestic cigarette industry; competition from other cigarette manufacturers, including increased promotional activities and the growth of deep-discount brands; the success or failure of new product innovations and acquisitions; the responsiveness of both the trade and consumers to new products and marketing and promotional programs; the ability to realize the benefits and synergies arising from the combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W; any potential costs or savings associated with realigning the cost structure of RAI and its subsidiaries; the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales; the cost of tobacco leaf and other raw materials and commodities used in products; the effect of market conditions on the performance of pension assets and the return on corporate cash; and the ratings of RAI securities. Due to these uncertainties and risks, undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Reynolds American Inc. is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the United States, including five of the nation’s 10 best-selling brands: Camel, Winston, KOOL, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available on the company’s Web site, www.ReynoldsAmerican.com.

(financial tables follow)

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R.J. REYNOLDS TOBACCO HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME-GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net sales (1)	$1,352	$1,431	$2,570	$2,649

Cost of products sold	797	855	1,508	1,604
Selling, general and administrative expenses	298	381	593	715
Restructuring and asset impairment charges (2)	(9)	55	(18)	55

Operating income	266	140	487	275
Interest and debt expense	21	29	41	65
Interest income	(4)	(7)	(9)	(17)
Other (income) expense, net	—	1	5	(6)

Income from continuing operations before income taxes	249	117	450	233
Provision for income taxes	99	47	178	92

Income from continuing operations	150	70	272	141
Gain on sale of discontinued businesses, net of income taxes (3)	1	—	1	—

Net income	$151	$70	$273	$141

Basic income per share:
Income from continuing operations	$1.78	$0.84	$3.22	$1.68
Gain on sale of discontinued businesses (3)	0.01	—	0.01	—

Net income	$1.79	$0.84	$3.23	$1.68

Diluted income per share:
Income from continuing operations	$1.76	$0.83	$3.19	$1.67
Gain on sale of discontinued businesses (3)	0.01	—	0.01	—

Net income	$1.77	$0.83	$3.20	$1.67

Basic weighted average shares, in thousands	84,486	83,479	84,380	83,755

Diluted weighted average shares, in thousands	85,347	83,986	85,292	84,469

(1)	Net sales in the second quarter of 2003 benefited from a $54 million adjustment related to revised sales programs.

(2)	Includes fixed asset impairment, contract termination costs and related charges.

(3)	The 1999 gain on the sale of the international tobacco business was adjusted as a result of a favorable resolution of prior-year tax matters.

Reconciliation of 2003 Results to 2004 Results
(Dollars in Millions)
(Unaudited)

	Second Quarter		First Half
	Operating	Net	Operating	Net
	Income	Income	Income	Income
2003 Results	$140	$70	$275	$141
Addback 2003 restructuring & impairment charges	55	34	55	34
2004 net restructuring & impairment reversals	9	5	18	11
Tobacco growers’ lawsuit	—	—	(33)	(20)
Gain on sale of discontinued businesses	—	1	—	1
Operations improvement	62	41	172	106

2004 Results	$266	$151	$487	$273

R.J. REYNOLDS TOBACCO HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	June 30,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$1,048	$1,523
Short-term investments	108	107
Other current assets	1,618	1,701
Trademarks, net	1,759	1,759
Goodwill	3,288	3,292
Other noncurrent assets	1,235	1,295

	$9,056	$9,677

Liabilities and stockholders’ equity
Tobacco settlement and related accruals	$1,117	$1,629
Current maturities of long-term debt	3	56
Accrued liabilities and other	988	1,180
Long-term debt (less current maturities)	1,634	1,671
Deferred income taxes	777	806
Long-term retirement benefits	1,103	1,034
Other noncurrent liabilities	249	244
Stockholders’ equity	3,185	3,057

	$9,056	$9,677